Exhibit 99.1

FOR IMMEDIATE RELEASE

CONTACTS:	Arctic Cat Inc.	Padilla Speer Beardsley Inc.
	Timothy C. Delmore	Shawn Brumbaugh
	Chief Financial Officer	612/455-1754
763-354-1800

Arctic Cat Reports Fiscal 2009 Fourth-Quarter Results

Fourth-quarter net loss of $16.7 million, or $0.93 per diluted share, within guidance range;

Results include non-cash goodwill impairment charge of $1.75 million,

or $0.10 per diluted share;

Achieved continued dealer inventory reductions across all product lines in fourth quarter;

Company remains focused on operational efficiencies

MINNEAPOLIS, Minn., May 28, 2009 — Arctic Cat Inc. (Nasdaq: ACAT) today reported a net loss of $16.7 million, or $0.93 per diluted share, on net sales of $90.7 million for the fourth quarter ended March 31, 2009, which was within the company’s previously stated guidance range. Arctic Cat’s 2009 fourth quarter results include a non-cash goodwill impairment charge of $1.75 million, or a $0.10 loss per diluted share, in accordance with Statement of Financial Accounting Standards (SFAS) No. 142. The non-cash goodwill write-down has no impact on Arctic Cat’s cash flow or liquidity.

Excluding the goodwill impairment charge, the fourth quarter net loss would have been $15.0 million, or $0.83 per diluted share. For the prior-year fourth quarter ended March 31, 2008, Arctic Cat reported net earnings of $424,000, or $0.02 per diluted share, on net sales of $168.9 million.

For the fiscal 2009 full year, Arctic Cat posted net sales of $563.6 million compared to $621.6 million last fiscal year. The company reported a fiscal 2009 net loss of $9.5 million, or $0.53 per diluted share, including the $0.10 per share goodwill impairment charge, versus a net loss of $3.3 million, or $0.18 per diluted share, in fiscal 2008.

“Arctic Cat was profitable through the first nine months of fiscal 2009, due to increased snowmobile sales to dealers and distributors and lower operating expenses, but overall retail demand for recreational products remained weak in the fourth quarter as expected,” said Christopher A. Twomey, Arctic Cat’s chairman and chief executive officer. “In light of the difficult retail environment, we continued our plan to further reduce dealer inventories during the quarter, resulting in lower inventory levels across all product lines. However, this necessary action negatively impacted the company’s revenue and profitability for the fourth quarter and full year.”

Business Line Results

All-terrain vehicle (ATV) sales totaled $64.1 million in the 2009 fourth quarter versus $142.9 million in the same period last year. For fiscal 2009, Arctic Cat’s ATV sales were $247.3 million compared with $350.3 million last fiscal year. ATV revenues were down for the quarter and full year due to lower ATV retail sales during the current economic downturn, and the company’s decision to lower production to reduce dealer inventory.

Snowmobile sales improved to a negative $3.4 million in the 2009 fourth quarter due to lower promotional sales incentives on dealer inventory compared with a negative $7.1 million in the prior-year quarter. For the 2009 fiscal year, Arctic Cat’s snowmobile sales rose to $207.3 million versus $161.9 million in the previous year. Contributing to the full-year snowmobile sales growth were innovative new products, lower North American dealer inventories and increased international sales.

Sales of parts, garments and accessories (PG&A) in the 2009 fourth quarter were $30.0 million versus $33.0 million in the prior-year quarter. For the full fiscal year, PG&A sales were essentially flat at $109.0 million versus $109.4 million in fiscal 2008.

Impairment Charge

As noted above, Arctic Cat reported a non-cash impairment charge of $1.75 million, or a $0.10 loss per diluted share, due to the write-down of goodwill. The company recently completed its annual goodwill evaluation in accordance with SFAS No. 142. This evaluation resulted in an impairment charge due to the company’s fiscal year fourth quarter and annual operating results, and continued decline in Arctic Cat’s stock price resulting in a market capitalization below book value.  The charge is non-cash and does not affect the company’s cash flow or liquidity.

Outlook

As previously announced on January 29, 2009, Arctic Cat is continuing to implement initiatives aimed at returning the company to profitability on lower anticipated sales volumes. At this time, Arctic Cat estimates sales for its fiscal year ending March 31, 2010, in the range of $425 million to $460 million, based on achieving ATV sales of $188 million to $203 million, snowmobile sales in the range of $140 million to $152 million and PG&A sales of $97 million to $105 million. Given the degree of economic uncertainty affecting the recreational products market, Arctic Cat does not believe it can accurately project fiscal 2010 earnings per share at this time, although the company expects improved per share results compared with fiscal 2009.

Arctic Cat’s fiscal 2010 outlook includes the following assumptions: the continuation of the weak global economic environment negatively impacting sales of recreational products; increasing gross margins up to 300 basis points through global low-cost sourcing, improved commodity pricing and greater efficiencies from lean manufacturing; achieving a 12 percent to 17 percent reduction in operating expenses; and improving cash flow from operations and ending the year with more cash on the balance sheet by lowering inventory.

As part of the company’s efforts to reduce operating expenses and align production with anticipated product demand, Arctic Cat announced today the elimination of a total of 60 positions, or approximately 5 percent of its 1,200 employees.  Arctic Cat does not expect to record a material charge for the workforce reduction.

Commenting on the company’s outlook, Twomey said: “We do not expect any meaningful recovery in the recreational products market in the year ahead. Near-term, we are focused on rescaling the business and conservatively managing it to meet anticipated demand. We also are taking appropriate actions to preserve cash for operations and maintain dealer health, as well as developing select innovative products that position Arctic Cat to emerge as a stronger company as the economy recovers.”

Conference Call

                A conference call is scheduled for 10:30 a.m. CT (11:30 a.m. ET) today. To listen to the live webcast or replay of this call via the Internet, go to the corporate portion of the company’s website at www.arcticcat.com. To listen to a telephone replay of the conference call, dial 800-406-7325 and enter conference call passcode 4081847. The telephone replay will be available through June 4, 2009.

About Arctic Cat

Arctic Cat Inc. designs, engineers, manufactures and markets all-terrain vehicles (ATVs) and snowmobiles under the Arctic Cat® brand name, as well as related parts, garments and accessories. Its common stock is traded on the Nasdaq Global Select Market under the ticker symbol “ACAT.” More information about Arctic Cat and its products is available at www.arcticcat.com.

Forward-Looking Statements

The Private Securities Litigation Reform Act of 1995 provides a safe harbor for certain forward-looking statements. The Company’s Annual Report, as well as the Report on Form 10-K and future filings with the Securities and Exchange Commission, the Company’s press releases and oral statements made with the approval of an authorized executive officer, contain forward-looking statements that reflect the Company’s current views with respect to future events and financial performance. These forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially from historical results or those anticipated. The words “aim,” “believe,” “expect,” “anticipate,” “intend,” “estimate” and other expressions that indicate future events and trends identify forward-looking statements. Actual future results and trends may differ materially from historical results or those anticipated depending on a variety of factors, including, but not limited to: product mix and volume; competitive pressure on sales and pricing; cost and availability of financing for the Company, our dealers and our suppliers; increase in material or production cost which cannot be recouped in product pricing; changes in the sourcing of snowmobile engines from Suzuki; warranty expenses; foreign currency exchange rate fluctuations; product liability claims and other legal proceedings in excess of insured amounts; environmental and product safety regulatory activity; effects of the weather; overall economic conditions; and consumer demand and confidence. The Company does not undertake any obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future events or otherwise.

FINANCIAL TABLES FOLLOW

ARCTIC CAT INC.

Financial Highlights

(000s omitted, except per share amounts) (Unaudited)

	Three Months Ended		Year Ended
	March 31,		March 31,
	2009	2008	2009	2008
Net Sales	$90,723	$168,901	$563,613	$621,568
Cost of Goods Sold	86,603	143,625	475,457	511,139
Gross Profit	4,120	25,276	88,156	110,429
Selling, General and Administrative Expenses	25,742	29,557	101,263	119,142
Goodwill Impairment Charge	1,750	––	1,750	––
Operating Loss	(23,372)	(4,281)	(14,857)	(8,713)
Other Income (Expense)
Interest Income	1	40	117	632
Interest Expense	(74)	(166)	(1015)	(1,066)
	(73)	(126)	(898)	(434)

Earnings (Loss) Before Income Taxes	(23,445)	(4,407)	(15,755)	(9,147)
Income Tax Benefit	(6,709)	(4,831)	(6,247)	(5,888)
Net Earnings (Loss)	$(16,736)	$424	$(9,508)	$(3,259)
Net Earnings (Loss) Per Share
Basic	$(0.93)	$0.02	$(0.53)	$(0.18)
Diluted	$(0.93)	$0.02	$(0.53)	$(0.18)

Weighted Average Shares Outstanding:
Basic	18,091	17,935	18,070	18,137
Diluted	18,091	17,936	18,070	18,137

	March 31,
Selected Balance Sheet Data:	2009	2008
Cash and Short-term Investments	$11,412	$35,063
Accounts Receivable, net	38,039	39,666
Inventories	120,804	126,981
Total Assets	250,801	305,898
Current Liabilities	79,879	113,868
Long-term Debt	0	0
Shareholders’ Equity	164,848	180,862

	Three Months Ended March 31,			Year Ended March 31,
Product Line Data:	2009	2008	Change	2009	2008	Change
All-terrain Vehicles	$64,137	$142,924	-55%	$247,309	$350,296	-29%
Snowmobiles	(3,380)	(7,064)	52%	207,280	161,874	28%
Parts, Garments & Accessories	29,966	33,041	-9%	109,024	109,398	0%
Total Sales	$90,723	$168,901	-46%	$563,613	$621,568	-9%

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